US005799488A

United States Patent [19]

Truong

[11] **Patent Number:** 5,799,488

[45] **Date of Patent:** Sep. 1, 1998

[54] **NURTURING TREELETS**

[76] Inventor: Mac Truong, 325 Broadway, New York, N.Y. 10007

[21] Appl. No.: 505,446

[22] Filed: Jul. 21, 1995

Related U.S. Application Data

[63] Continuation of Ser. No. 461,760, Jan. 8, 1990, abandoned.

[51] Int. Cl.^{6} A01G 13/00

[52] U.S. Cl. 47/101; 47/58; 27/1

[58] Field of Search .... 27/1; 52/104, 103; 47/1.01, 58, 58.01, 74, 24, 79 R, 48.5

[56] **References Cited**

U.S. PATENT DOCUMENTS

465,219	12/1891	Staley	47/79 R
667,467	2/1901	Sherman	47/48.5 X
746,284	12/1903	Karwowski	52/104
2,191,808	2/1940	Schramm	47/24
2,931,140	4/1960	Laffler	47/48.5 X
3,732,602	5/1973	Vigh	27/1
3,837,301	9/1974	Fälling	27/1
4,776,130	10/1988	West	47/48.5 X
4,780,994	11/1988	Chen	47/48.5 X
4,977,652	12/1990	Graham	47/1.01

FOREIGN PATENT DOCUMENTS

2483223	12/1981	France	27/1
683201	1/1994	Switzerland	47/DIG. 10

OTHER PUBLICATIONS

Proceedings of the North American Containerized Forest Tree Seedling Symposium Aug. 26–29, 1974.

Primary Examiner—Terry Lee Melius
Assistant Examiner—Joanne C. Downs
Attorney, Agent, or Firm—John R. Ewbank

[57] **ABSTRACT**

An area scheduled for visiting by persons desiring to pay homage to a deceased human features a group of identified trees, each planted to be an embodiment of the ongoing life of a particular human who has died. A precursor of a tree, such as a seed or a seedling, is planted in a nutrient composition featuring the dirt-like material, preferably ashes, derived from the remains of said deceased human. The Treelets are nurtured during a period of significant growth in the said nutrient composition.

3 Claims, 1 Drawing Sheet


11a
12h
10



FOREST OF LIFE
CONCEPT 7 - ELVIS PRESLEY
CONCEPTS AND ORIGINAL DRAWINGS ARE BY DR. MAC TRUONG



FOREST OF LIFE
CONCEPT 8 - RAISE AND LOWER
CONCEPTS AND ORIGINAL DRAWINGS ARE BY DR. MAC TRUONG


I HAVE
A DREAM

FOREST OF LIFE
CONCEPT 9 - MARTIN LUTHER KING, Jr.
CONCEPTS AND ORIGINAL DRAWINGS ARE BY DR. MAC TRUONG



FOREST OF LIFE
CONCEPT 10 - DIANA SPENCER
CONCEPTS AND ORIGINAL DRAWINGS ARE BY DR. MAC TRUONG

TREES & FORESTS OF LIFE MONUMENTS

DISPLAYING DWARF TREES

BACKGROUND

1. Field of Invention

A Memorial Grove of the type described in Truong U.S. Pat. No. 5,799,488 can be costly to construct and maintain because the cost of urban and suburban land has increased in recent decades. Plant biologists have developed a few varieties of dwarf trees which permit practice of the method of Truong U.S. Pat. No. 5,799,488 at a capital investment which is less than using conventional trees such as black walnut trees. Some dwarf trees are susceptible to damage if frequently touched by human hands. Some vandals tend to damage dwarf trees. Many problems arise when attempts are made to grow trees in the interior of a building consistently protected from the variations of the weather. It is desirable, however, to protect dwarf trees from severe weather adversities.

2. Prior Art

Truong U.S. Pat. No. 5,799,488 describes a Memorial Grove in which each tree has grown from a nutrient composition comprising the remains of a particular individual, and the seedling is nurtured to provide

Chen U.S. Pat. No. 4,780,994 describes a "skyscraper cemetery" in which the microorganisms in the Soil can compost a casket and body even when in a vault several stories above the street level.

SUMMARY OF THE INVENTION

In accordance with the present invention, a seedling of a dwarf tree is nurtured in a nutrient featuring the remains of a particular individual, and the seedling is nurtured to provide a dwarf tree suitable for display, while continually maintaining its unique identification with said particular individual. After the dwarf tree has matured sufficiently for being on display, it is positioned in grove or array of trees which are spaced from the spectators walkway sufficiently to decrease the likelihood of spectators touching such Memorial Tree. Optionally such walkway and array of trees are in a building having a skylight which can be shifted to cover an area during times of adverse weather, but permitting the weather changes to be felt in the display zone whenever the skylight is in its parked position.

DRAWING

In the accompanying drawing, FIG. 1 is a schematic flowsheet of a process of the present Invention.

FIG. 2 is a schematic perspective view of one embodiment of the invention.

DESCRIPTION OF A PREFERRED EMBRODIMENT

After a particular human has died and been cremated, his ashes are mixed with an approximately equal amount of soil to provide a nutrient. A seedling of a dwarf tree is planted in Such nutrient and nurtured to become a dwarf tree. Such steps are taken for dozens of particular individuals, care being taken throughout the process to maintain the identity of the particular Individual with a particular seedling-tree. After a plurality of dwarf trees have thus been prepared, they are assembled as a Memorial Grove or array of dwarf trees, each identified with a particular individual. Such steps are also clarified in the Flow Sheet of FIG. 1. Particular attention is directed to the spacing of the displayed dwarf trees at a sufficient distance away from spectators that the spectators cannot readily touch the dwarf trees, some of which are sensitive to Touching, and thus prone to vandalism.

By using the dwarf trees, the investment for display space is significantly less than for the display of a black walnut tree of the type exemplified in Truong U.S. Pat. No. 5,799,488. A grandfather might purchase the display space for dwarf trees not only for his wife, but also for children and grandchildren for as small a sum as required for the purchase of the space for a black walnut tree in a memorial grove.

Trees, including dwarf trees, thrive best when exposed to some of the changes in the weather. However, certain adverse weather conditions can significantly endanger any tree, even a dwarf tree. B) providing a building having a roof having a large opening and a slideable skylight which can be usually parked where it is not covering such opening, the dwarf trees can have both the benefits of outdoor growth most of the time and the protection of a building during adverse weather.

As shown in FIG. 2, a building 10 having a floor 11 and a flat roof 12 supported by walls 13 can be adapted to protect the Memorial Grove of a display of many dwarf trees 14a, 14b, etc. from vandalism, and if desired, also protect from adverse weather conditions. Suitable walkways 15a, 15b are positioned along at least one wall, and are spaced from the ceiling by at least 6 feet. Such walkways 15 accommodate spectators desiring to see the dwarf trees of the Memorial Grove, each tree being so marked as to be identified with the particular individual whose remains nurtured such dwarf tree. In FIG. 2, a portion of the ceiling and walls are not shown in order to better show portions of the interior.

Particular attention is directed to the fact that each of the dwarf trees is positioned so that the spectators on the walkway cannot touch a tree, there being a protective zone 19a, 19b between each walkway 15 and its trees 14. The protective dimension of such protective zone 19 is greater than the reach of a spectator, and is generally at least four feet.

If desired, the roof can include one or more openings 21a, 21b, 21c, etc. so that much of the time, the trees will benefit from the normal changes in the weather. However, to protect the dwarf trees from storms or other adverse weather conditions, skylights 19a, 19b, etc. can be shifted from their parked positions way from such openings to cover such openings, each skylight being shiftable on rails 20.

Various modifications of the invention are possible without departing from the scope of the appended claims.

The invention claimed is:

1. A method of preparing a display which includes the steps of. preparing a plurality of dwarf trees, substantially each dwarf tree being identified with a particular individual human by reason of having been derived by a method involving the steps of preparing the remains of a particular individual in a finely divided form; preparing a mixture of said remains of a particular individual and dirt to provide a nutrient; planting a seedling of a dwarf tree in said mixture; nurturing said seedling until it grows into a dwarf tree; positioning the plurality of dwarf trees as an array protected from handling by spectators, so that spectators may see but not touch such trees by reason of a walkway for spectators being spaced from said array of dwarf trees by a protection zone having a protection dimension longer than the reach of a spectator.

2. The method of claim 1 in which the display of trees can normally be subjected to some of the variations of the weather but protected from adverse weather by the shifting of a skylight on rails to cover an opening in the roof of the building housing such display.

3. The display of trees prepared by the method of claim 1.

* * * * *

US006192624B1

(12) United States Patent
Truong

(10) Patent No.: US 6,192,624 B1
(45) Date of Patent: Feb. 27, 2001

(54) DISPLAYING DWARF TREES

(76) Inventor: Mac Truong, 327 DeMott Ave., Teaneck, NJ (US) 07666

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 0 days.

(21) Appl. No.: 09/283,855

(22) Filed: Apr. 1, 1999

(51) Int. Cl.[7] A01G 13/00
(52) U.S. Cl. .... 47/58.1; 47/1.01 R
(58) Field of Search .... 47/1.01 R, 17, 47/33, 58.1

(56) References Cited

U.S. PATENT DOCUMENTS

2,069,292 * 2/1937 Walker 47/58.1
2,436,770 * 2/1948 Hill et al. 47/33
4,135,330 * 1/1979 Aoyama .... 47/1.01 R
5,409,508 * 4/1995 Erickson .... 47/17 X

* cited by examiner

Primary Examiner—Robert P. Swiatek
(74) Attorney, Agent, or Firm—John R. Ewbank

(57) ABSTRACT

A Memorial Grove is designed so that the walkways for spectators are spaced from the displayed trees, thereby minimizing the amount of vandalism attributable to spectators touching the trees. Substantially each of the trees is a dwarf tree, whereby the capital investment per tree is less than when employing trees of conventional size. A shiftable skylight protects the displayed trees from adverse weather without encountering the problems inherent in growing trees in a building interior having trivial exposure to the weather.

3 Claims, 1 Drawing Sheet


10
12
13
14a
14b
15a
15b
19a
19b
20a
20a
21a
21a
22
22
22
22

FIG. 1


REMAINS, FOR EXAMPLE, ASHES, OF A PARTICULAR INDIVIDUAL
SOIL
SEEDLING OF DWARF TREE
NUTRIENT MIXTURE
SEEDLING NURTURED BY REMAINS OF PARTICULAR INDIVIDUAL
SEVERAL SIMILARLY PREPARED DWARF TREES, EACH IDENTIFIED WITH PARTICULAR INDIVIDUAL
DISPLAY OF DWARF TREES SO THAT SPECTATORS CANNOT TOUCH TREES BECAUSE OF DISTANCE FROM SPECTATOR'S WALKWAY PATH
OPTIONAL INTERMITTENT PROTECTION OF DISPLAYED TREES FROM ADVERSE WEATHER BY READILY SHIFTING SKYLIGHT BETWEEN ITS PROTECTIVE POSITION AND PARKED POSITION


10
12
13
14a
14b
15a
15b
19a
19b
20a
20a
21a
21a
22
22
22
22

FIG. 2

PROTECTING TREES FROM VANDALISMS

BACKGROUND

1. Field of Invention

The property which is particularly valued by certain people tends to be vandalized by some enemies of such property-cherishers. There has been a long-standing demand for installations suitable for exhibiting valuable trees while protecting them from vandalism.

2. Prior art

Truong U.S. Pat. No. 5,799,488 describes a Memorial Grove in which in which substantially each tree has been grown in a nutrient containing the remains of a particular individual.

Chen U.S. Pat. No. 4,780,994 describes a "skyscraper cemetery" in which the microorganisms in the soil can compost a casket and body in a vault several stories above the street level.

SUMMARY OF INVENTION

In accordance with the present invention, potted trees are displayed in an installation featuring a difference in the elevation of the spectator and the normal maintenance level for the potted trees. For example, the potted trees can normally be maintained in a longitudinal pit, with the pathway for the spectator at a higher level. A building can be provided for the exhibition of potted trees, comprising a maintenance level at which potted trees are normally maintained, and a lifting mechanism can be provided so that a potted tree can be raised to the spectator's level, the spectator's pathway being sufficiently spaced from the tree that the tree is beyond the reach of the spectator. Trees are generally healthier when exposed to normal weather fluctuations, but are sometimes endangered by adverse weather. Optimally, the trees are protected from adverse weather by being protected by a building having a skylight, the skylight normally being maintained in a parked position, but readily slideable into a protective position over the opening in the roof.

DRAWING

In the accompanying drawing, FIG. 1 is a schematic view of one embodiment of the invention.

DESCRIPTION OF A PREFERRED EMBODIMENT

As shown in FIG. 1, a building 10 having a flat roof 12 is supported by walls 13. Such building 10 can be adapted to protect potted trees 14a, 14b, etc. scheduled for intermittent display to spectators. A walkway 15 is positioned along at least one wall and is spaced from the ceiling by more than

6 feet. Such walkway accommodates spectators desiring to see the displayed valuable trees, while still protecting the trees from being touched by spectators because the trees are positioned beyond the reach of such spectators.

Each tree 14a, 14b is growing in a pot 16 resting upon a platform 17. Particular attention is directed to a lifting mechanism 18 adapted to shift the platform 17 and tree 14a, 14b from the lower maintenance level to the viewing level for the spectators on the walkway 15. Maintenance crews can fertilize, water, and otherwise care for the potted trees at the maintenance level. Spectators can have a closer view of the tree when it is elevated.

It is sometimes desirable to have the installation for the display of the trees in a building instead of in an outdoor grove.. Such building desirably has a skylight which is shiftable so that the skylight can normally be maintained in its parked position retracted from the opening in the roof, whereby the trees can experience some of the fluctuations of the weather. To protect the trees from adverse weather conditions, the skylight can be shifted to its protective position covering its opening in the roof.

Various modifications of the invention are possible without departing from the scope of the appended claims.

The invention claimed is:

1. An installation for exhibiting trees comprising:

a pathway for spectators, said pathway being at an elevated level;

a maintenance zone for maintenance personnel and for the storage of trees not currently being exhibited, said zone being at a level lower than said pathway for spectators;

a plurality of potted trees;

a plurality of lifting mechanisms, with one lifting mechanism employed with each potted tree and adapted to lift said tree from said maintenance level to an exhibiting zone, said exhibiting zone positioning each tree so that spectators have a better view of a potted tree while positioning such potted tree beyond the reach of a spectator.

2. The installation of claim 1 which comprises:

a building having a roof,

at least one opening in said roof for a skylight;

a skylight for said at least one opening;

shifting means for said skylight, said shifting means permitting the building and the potted trees therein to encounter fluctuations of weather when the skylight is shifted to its parked position away from said at least one opening, but protecting the potted trees from adverse weather when said skylight is shifted to its protective position over said at least one opening.

* * * * *

The United States of America

The Director of the United States Patent and Trademark Office

Has received an application for a patent for a new and useful invention. The title and description of the invention are enclosed. The requirements of law have been complied with, and it has been determined that a patent on the invention shall be granted under the law.

Therefore, this

United States Patent

Grants to the person(s) having title to this patent the right to exclude others from making, using, offering for sale, or selling the invention throughout the United States of America or importing the invention into the United States of America for the term set forth below, subject to the payment of maintenance fees as provided by law.

If this application was filed prior to June 8, 1995, the term of this patent is the longer of seventeen years from the date of grant of this patent or twenty years from the earliest effective U.S. filing date of the application, subject to any statutory extension.

If this application was filed on or after June 8, 1995, the term of this patent is twenty years from the U.S. filing date, subject to any statutory extension. If the application contains a specific reference to an earlier filed application or applications under 35 U.S.C. 120, 121 or 365(c), the term of the patent is twenty years from the date on which the earliest application was filed, subject to any statutory extensions.

Nicholas P. Godici

Acting Director of the United States Patent and Trademark Office

US006237280B1

(12) **United States Patent**
Truong

(10) **Patent No.:** **US 6,237,280 B1**
(45) **Date of Patent:** **May 29, 2001**

(54) **PROTECTING TREES FROM VANDALISMS**

(76) Inventor: Mac Truong, DeMott Ave., Teaneck, NJ (US) 07666

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 0 days.

(21) Appl. No.: 09/283,857

(22) Filed: Apr. 1, 1999

(51) Int. Cl.[7] A01G 9/14
(52) U.S. Cl. 47/17
(58) Field of Search .... 47/1.01 R, 17

(56) **References Cited**

U.S. PATENT DOCUMENTS

2,069,292 *	2/1937	Walker	47/17
3,646,976 *	3/1972	McColl .	
4,077,158 *	3/1978	England	47/17
4,837,971 *	6/1989	Visser	47/17
5,573,558 *	11/1996	Huang	47/1.01 R
5,799,488 *	9/1998	Truong	47/1.01 R
5,813,168 *	9/1998	Clendening	47/17
5,833,293 *	11/1998	Ludwig	296/21
5,974,733 *	11/1999	Gyory	47/17

* cited by examiner

Primary Examiner—Robert P. Swiatek
(74) *Attorney, Agent, or Firm*—John R. Ewbank

(57) **ABSTRACT**

When a tree has special value, there are hazards that vandals will damage the tree, thereby running the risk of killing it. Cemeteries have long been poular with vandals, resulting in damage to many tombstones. The Memorial Grove described in Truong U.S. Pat. No. 5,799,488 resembles a cemetery in that there are long periods when the visitor density is low, thus increasing the probability of vandalism. An installation is provided in which a plurality of potted trees are normally maintained at a level lower than the spectator's level, there being a system so that a potted tree can be placed on a platform and lifted to a level making it suitable for the spectator to see but not touch. Such an installation can be predominantly outdoors, or can utilize a building permitting the potted tree to be exposed to the weather much of the time, while having a shiftable skylight usually maintained in its parked position but shiftable to cover the opening in the roof to thus protect the tree during adverse weather.

2 Claims, 1 Drawing Sheet


20
20
12
20
21
20
19
14b
16
15
19
14a
13
16
17
17
18
10
13
11



FIG. 1

The United States of America

The Director of the United States Patent and Trademark Office

Has received an application for a patent for a new and useful invention. The title and description of the invention are enclosed. The requirements of law have been complied with, and it has been determined that a patent on the invention shall be granted under the law.

Therefore, this

United States Patent

Grants to the person(s) having title to this patent the right to exclude others from making, using, offering for sale, or selling the invention throughout the United States of America or importing the invention into the United States of America for the term set forth below, subject to the payment of maintenance fees as provided by law.

If this application was filed prior to June 8, 1995, the term of this patent is the longer of seventeen years from the date of grant of this patent or twenty years from the earliest effective U.S. filing date of the application, subject to any statutory extension.

If this application was filed on or after June 8, 1995, the term of this patent is twenty years from the U.S. filing date, subject to any statutory extension. If the application contains a specific reference to an earlier filed application or applications under 35 U.S.C. 120, 121 or 365(c), the term of the patent is twenty years from the date on which the earliest application was filed, subject to any statutory extensions.

Nicholas P. Godici

Acting Director of the United States Patent and Trademark Office

Ollie M. Person

a first pair of arcuate ports formed on said vertical portion of said center section and communicating with said pair of oil passages; and

a second pair of arcuate ports formed on said horizontal portion of said center section, wherein each of said second pair of ports has a length and a depth, wherein said length and depth are substantially perpendicular to each other, and wherein said length of each of said second pair of ports is disposed substantially perpendicular to a direction in which said oil passages extend;

wherein one end of one of said second pair of arcuate ports is made deep to communicate with one of said pair of oil passages and one end of the other of said second pair of arcuate ports is made deep to communicate with the other of said pair of oil passages.

5,799,487

AUTOMATIC INERTIAL CONTINUOUSLY VARIABLE HYDROSTATIC TRANSMISSION

Dimosthenis Valsamis, 3, Aristippou Str., Athens, 10676, Greece

PCT No. PCT/GR95/00012, § 371 Date Feb. 9, 1996, § 102(e) Date Feb. 9, 1996, PCT Pub. No. WO96/00865, PCT Pub. Date Jan. 11, 1996

PCT Filed Jun. 27, 1995, Ser. No. 596,317

Claims priority, application Greece, Jun. 29, 1994, 940100323

Int. Cl.⁶ F16D *39/00*

U.S. Cl. 60—487 11 Claims



1. A hydrostatic transmission for a vehicle having an engine fly wheel and at least one driven wheel, the transmission comprising:

a first pump and at least one second pump interconnected in series and forming a closed hydrostatic circuit provided with a constant quantity of a fluid, one of said pumps being connected with the wheel and the other of said pumps being connected with the fly wheel to said first pump, each of the first and second pumps extending along a respective axis and being formed with:

an eccentric rotor formed with a plurality of angularly spaced axially extending vanes, said rotor being axially shiftable;

a respective diaphragm between opposite ends of the respective rotor and axially traversed by said vanes, said diaphragm forming a fixed side of a pump chamber,

a respective moving side set spaced from said diaphragm and movable toward and away from said diaphragm and bounding said rotor one end thereof to vary a volume of the pump chamber upon axial movement of said set toward and away from said diaphragm,

a respective volume adjusting means for axially reciprocating said rotor and said set; and

automatic inertial means for achieving a kinematic balance between the volume adjusting means of the pumps and including:

threaded means centered on the axis and mounted on a central opening formed in the rotor of the first pump and having a wide pitch,

a rotatable screw received in the opening and having a pitch matching the pitch of the threaded means, so that the rotor and drum of the first pump is displaceable on the screw toward and away from the respective diaphragm between minimum and maximum volume positions,

a first helical spring braced against and biasing the volume displacing means of the first pump away from the respective diaphragm to the maximum volume position, so that the volume adjusting means of the first pump is displaceable in response to pressure differential between the vanes of the pumps,

an axial keyway formed in the rotor of the second pump,

a key received in the keyway, so that the volume displacing means of the second pump is axially slidable toward and away from the respective diaphragm along the wedge between respective maximum and minimum volume positions, and

a second helical spring braced against and biasing the volume displacing means of the second pump toward the diaphragm to the minimum volume position of the second pump.

5,799,488

NURTURING TREELETS

Mac Truong, 325 Broadway, New York, N.Y. 10007

Continuation of Ser. No. 461,760, Jan. 8, 1990, abandoned. This application Jul. 21, 1995, Ser. No. 505,446

Int. Cl.⁶ A01G *13/00*

U.S. Cl. 47—101 3 Claims


12h
10

1. The method of preparing a grove characterized by more than one tree, substantially each tree having been grown in a nutrient composition comprising the remains of a particular human, a significant portion of such trees having identifications associating a particular tree with a particular deceased human, each such tree having been prepared by a method which comprises the steps of:

(a) producing isolated dirt-like material from the remains of said one particular deceased human;

(b) preparing a nutrient composition characterized by the incorporation therein of said dirt-like material derived from the remains of said particular deceased human, the concentration of the dirt-like material derived from the remains of said particular deceased human constituting from 1% to 99% of the nutrient composition;

(c) planting a precursor of a tree in said nutrient composition;

(d) nurturing said precursor rooted in said nutrient composition for growth transformation into a tree, whereby whatever growth is attributable to the remains of deceased humans is significantly attributable only to said particular deceased human; and

(e) providing a plaque identifying such tree as an embodiment of the ongoing life of said particular deceased human.

sphere and other desiderata. Different nutrient compositions may be advantageous for different trees. All of the specialized knowledge concerning appropriate techniques, compositions, methods, etc. past, present and future concerning the growing of trees can be utilized when practicing the present invention, which is concerned with the improvement of incorporating in the nutrient composition some dirt-like material, preferably ashes, derived from the remains of a particular human corpse.

In this example, a selected seed from a plum tree is planted in such nutrient composition and nurtured carefully to enhance the likelihood of germination of the seed and growth of the seedling into a plum tree. If there is failure to germinate and/or grow satisfactorily, the same nutrient composition, enriched by the products from the previous attempt, would be used for another seed until a viable tree was assured. Such procedure, constantly aiming at creating a unique link between a deceased human and a particular grown tree, differs significantly from traditional production of the maximized number of viable trees with minimized human labor and minimized costs. Such tree comprising components derived uniquely from the remains from a particular deceased human is identified by a plaque commemorating such particular deceased human in a grove of trees.

EXAMPLE 2

The ashes from the cremation of a deceased woman are mixed with soil so that the resulting nutrient composition contains approximately 25% ashes and 75% soil. A black walnut is planted in such mixture, leading to the growth of a black walnut tree. The residue from said nutrient composition continues to nurture the tree because such residue accompanies the roots during whatever transplanting occur. A significant portion of the ashes are transformed into the black walnut tree.

The invention can be described as a memorial forest featuring predominantly trees prepared in accordance with the present invention to embody the ongoing lives of deceased people. In a memorial grove of the present invention, substantially all of the trees are associated with an appropriate notice (e.g. a plaque) identifying the deceased person embodied in a particular tree.

EXAMPLE 3

The nutrient composition should have an appropriate proportion of the dirt-like material derived from the human corpse relative to the total nutrient Some seedlings have sufficient vitality to thrive in a mostly nutrient composition consisting of human ashes or human dirt-like material, plant hormones, fertilizers and modifiers, without added soil. For those national patent systems having requirements for numerical limits in order to comply with standards of definiteness, numerical limits are set forth to illustrate that a predominant portion of soil-containing nutrient composition may contain at least 1% by weight but not more than 99% of each of said two components, the dirt-like material derived from a particular human corpse and soil.

It is the careful and intentional addition of the available dirt-like material, preferably ashes, derived from the bodily remains of a particular deceased to the nutrient composition prepared for the germination and/or growth of the precursor of a particular tree, which particularly characterizes this feature of the present invention. A tree whose growth has been promoted by the remains of a particular human is in a grove of trees in a memorial grove in which substantially each of the trees is associated with a plaque identifying the particular human whose remains promoted the growth of a precursor for such tree.

Heretofore various pesticides, plant hormones, and similarly biologically pertinent components have been employed in the soil in which tree seeds or seedlings have been nurtured into treelets. Similarly glass beads, pebbles, and the like have been employed to stimulate appropriate branching and bending of the growing roots. All such modifiers of past present and future technology can be included in the nutrient composition of the present invention.

Many variations and modification of the invention are possible, and the illustrative examples are merely illustrative of the invention. It is only in the claims, susceptible to amendment during prosecution, that there has been an attempt to limit the scope of the invention.

The invention claimed is:

1. The method of preparing a grove characterized by more than one tree, substantially each tree having been grown in a nutrient composition comprising the remains of a particular human, a significant portion of such trees having identifications associating a particular tree with a particular deceased human, each such tree having been prepared by a method which comprises the steps of:

(a) producing isolated dirt-like material from the remains of said particular deceased human;

(b) preparing a nutrient composition characterized by the incorporation therein of said dirt-like material derived from the remains of said particular deceased human the concentration of the dirt-like material derived from the remains of said particular deceased human constituting from 1% to 99% of the nutrient composition;

(c) planting a precursor of a tree in said nutrient composition;

(d) nurturing said precursor rooted in said nutrient composition for growth transformation into a tree, whereby whatever growth is attributable to the remains of deceased humans is significantly attributable only to said particular deceased human; and

(e) providing a plaque identifying such tree as an embodiment of the ongoing life of said particular deceased human.

2. The method of claim 1 in which the precursor is a seed.

3. The method of claim 1 in which the precursor is a seedling.

* * * * *

NURTURING TREELETS

This application is a continuation of application Ser. No. 07/461,760, filed Jan. 8, 1990, now abandoned.

BACKGROUND

1. Field of Invention

This invention relates to methods for educating humans to appreciate that there is ongoing life notwithstanding the death of a particular human. This invention relates to methods for alleviating the grief occurring upon the death of a loved one. This invention relates to methods for educating humans to cherish the total environment for preservation of Mother Earth for future generations. This invention relates to the nurturing of precursors for trees by controlling the composition of the nutrient of precursors for trees by controlling the composition of the nutrient composition in which a seed or seedling will undergo significant growth for becoming a treelet. This invention relates to methods for rendering trees and plants much more valuable and attractive to human beings from both emotional and commercial viewpoints. This invention relates to methods for recycling and disposing of human dead bodies in a more effective, respectful, and productive manner. This invention relates to methods for creating a link between a particular deceased human and a particular tree.

For more than a million years, humans have been fascinated with the planting of seeds for trees and the nurturing of seedlings for more satisfactory growth during the transformation into viable trees. The mortality rate of seedlings, and the poor germination rates of nuts and other seeds capable of maturing into trees has been a challenging problem for many generations. Even before the invention of any written language, humans had developed significant skills concerning tree farming, tree nurseries, and the special nurturing of seeds and seedlings through their early stages of growth.

For more than a million years, humans have been fascinated by the beauty of trees and plants. Humans have always tried to make trees and plants as beautiful and as valuable as possible for both sentimental and commercial purposes. Methods for making trees and plants more beautiful, more attractive, or in brief more commercially valuable have been invented and practiced. New and better methods are yet to be found.

For possibly more than ten million years, humans have had traumatic problems in coping with the grief attributable to the death of a loved relative. Actually no existing method known has sufficiently appeased the said pain and grief. New methods are yet to be invented.

For possibly more than ten million years, humans have had traumatic problems in coping with the problems attributable to the disposal of the corpses of the loved ones who died. In our time the said problem is growing especially in large and crowded cities. Some methods for disposing of dead bodies have been invented but every existing method has its shortcomings. None of the existing methods would satisfy both the family of the decedent and the community as a whole. None of the existing methods would contribute to the preservation of the earth and life in general. New methods for satisfactorily disposing of and recycling dead human bodies are needed and must be invented.

In some areas in which carrion birds such as vultures have been abundant, it has been the custom for the corpse to be made available for vultures and the like. In other areas, a human corpse has been buried under conditions favoring biological deterioration such that none of the remains of the corpse are conspicuous within a few centuries. The remains of most human ancestors cannot be identified.

Wealthy families concerned with making an ostentatious display of their wealth have erected tombstones in cemeteries where corpses were buried, sometimes in concrete vaults protecting the corpse from contact with soil microorganisms for centuries. The Taj Mahal and other memorials have been built to commemorate the lives of particular individuals. In fund-raising campaigns, survivors have named deceased individuals in whose memory funds were given for memorializing such decedents on a plaque identified with a church window, tree, dormitory, library, etc.

Tombstones, church windows, and other memorials provide evidence of an ongoing search by survivors for visible reminders that a deceased person was appreciated and loved when living. The ongoing experimentation has demonstrated that the long standing demand for such services has not been satisfactorily met.

Facts show that human civilization and the growth of trees and plants go in opposite direction. The more human societies develop, the more trees and plants are destroyed. In recent years humans are more aware of the crucial importance of trees for life on earth. If we do not stop the destruction of forests, we shall all perish one day. However, new methods are yet to be invented to create a sense of respect and a strong feeling to preserve trees and plants for the benefit of humankind and all other living organisms on this planet.

SUMMARY OF THE INVENTION

In accordance with the present invention, a grove characterized by more than one tree, substantially each tree or plant is grown from a seed or seedling in a nutrient composition featuring the dirt-like material, preferably ashes, derived from the remains of a deceased human, such tree or plant being identified as embodying the ongoing life of such deceased human.

DRAWING

In the accompanying drawing, FIG. 1 is a flowsheet, and FIG. 2 is a perpective view of a grove of trees, each having a plaque identifying the deceased human whose unique remains fertilized such unique tree.

In FIG. 1, the flowsheet shows the several steps of preparing a memorial grove.

In FIG. 2, a memorial forest features a grove 10 of trees, substantially each tree 11 having a plaque 12 identifying the particular human whose unique remains fertilized such unique tree.

DESCRIPTION OF PREFERRED EMBODIMENTS

EXAMPLE 1

After the death of a man, his corpse is cremated, and the ashes are collected. A nutrient composition is prepared consisting of said collected ashes and damp soil, and such nutrient composition is placed in a nursery pot.

In order for the seed to germinate, for the seedling to grow into a treelet, for the treelet to grow into a young tree, and for the young tree to grow into a mature tree, a variety of nurturing conditions must be provided. For example, water should be provided throughout appropriate stages of the growth. Trees require sunlight, carbon dioxide in the atmo-

FIG. 1


PULVERIZED REMAINS FROM A PARTICULAR HUMAN, SUCH AS ASHES FROM CREMATION
SOIL
PRECURSOR OF TREE SUCH AS SEED, SEEDLING TREELET
MIXTURE IS NUTRIENT
GROWTH OF PRECURSOR PROMOTED BY NUTRIENT
PLANTED IN GROVE OF TREES, SUBSTANTIALLY EACH HAVING HAD GROWTH PROMOTED BY NUTRIENT FROM A PARTICULAR HUMAN
SUBSTANTIALLY EACH TREE IN GROVE ASSOCIATED WITH A PLAQUE IDENTIFYING SUCH PARTICULAR HUMAN


11a
12h
10

FIG. 2

The United States of America

The Commissioner of Patents and Trademarks

Has received an application for a patent for a new and useful invention. The title and description of the invention are enclosed. The requirements of law have been complied with, and it has been determined that a patent on the invention shall be granted under the law.

Therefore, this

United States Patent

Grants to the person(s) having title to this patent the right to exclude others from making, using, offering for sale, or selling the invention throughout the United States of America or importing the invention into the United States of America for the term set forth below, subject to the payment of maintenance fees as provided by law.

If this application was filed prior to June 8, 1995, the term of this patent is the longer of seventeen years from the date of grant of this patent or twenty years from the earliest effective U.S. filing date of the application, subject to any statutory extension.

If this application was filed on or after June 8, 1995, the term of this patent is twenty years from the U.S. filing date, subject to any statutory extension. If the application contains a specific reference to an earlier filed application or applications under 35 U.S.C. 120, 121 or 365(c), the term of the patent is twenty years from the date on which the earliest application was filed, subject to any statutory extension.

Bruce Lehman

Commissioner of Patents and Trademarks

Sandra F. Martin